StemCells, Inc. Completes Enrollment of First Cohort in Phase II Pathway Study for Cervical Spinal
Cord Injury

Proof-of-concept study designed to measure improvement in motor function

NEWARK, CA, April 16, 2015 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing novel cell-based therapeutics for treating diseases of the central nervous system with high unmet medical need, announced today that it has completed transplanting the six patients comprising the first cohort of its Phase II Pathway® Study. The first cohort is an open-label dose escalation arm to determine the cell dose to be used for the second cohort of the study. The second cohort of the study is a single-blind arm in 40 patients that will assess efficacy of the Company’s proprietary HuCNS-SC® (purified human neural stem cells) platform technology for the treatment of cervical spinal cord injury (SCI).

“We are breaking new ground with this study,” said Stephen Huhn, M.D., FACS, FAAP, vice president, CNS clinical research and CMO at StemCells, Inc. “This is the first controlled study to use neural stem cells with the intent to demonstrate improvement in motor function following spinal cord injury. In this first cohort, we have achieved the highest number of neural stem cells administered into the injured human spinal cord in medical history. We expect to release six month interim data on the first cohort later this year.

“Interest in this study from both physicians and patients has been very encouraging, resulting in the rapid enrollment of this cohort. The Company is using web-based recruitment and, in the first six months, we have seen over 1,500 inquiries and 500 completed questionnaires and over 100 subjects have been reviewed for possible eligibility. Our experience with the first cohort reflects great clinical momentum, as well as the excitement within the spinal cord injury community for potential novel treatments. Detecting evidence of motor improvement in this Phase II study would provide proof-of-concept for this approach in spinal cord injury and would ultimately lead to a therapy that dramatically enhances the quality of life for those afflicted with spinal cord injuries.”

About the Pathway Spinal Cord Injury Clinical Trial

The Pathway Phase II study, titled “Study of Human Central Nervous System (CNS) Stem Cell Transplantation in Cervical Spinal Cord Injury,” will evaluate the safety and efficacy of transplanting the Company’s proprietary human neural stem cells (HuCNS-SC cells), into patients with traumatic injury in the cervical region of the spinal cord. Conducted as a randomized, controlled, single-blind study, the trial will measure efficacy by assessing motor function according to the International Standards for Neurological Classification of Spinal Cord Injury (ISNCSCI). The primary efficacy outcome will focus on change in upper extremity strength as measured in the hands, arms and shoulders. The trial will enroll approximately 52 subjects and follow the patients for 12 months post-transplant.

Information about the Company’s spinal cord injury program can be found on the StemCells, Inc. website at:

http://www.stemcellsinc.com/Clinical-Programs/SCI

Information on the Company’s pre-clinical spinal cord injury research, along with an animation on the science of HuCNS-SC cells for the treatment of spinal cord injuries, can be found at:

http://www.stemcellsinc.com/Science/Pre-Clinical-Studies/About-SCI

Information for patients interested in participating in the study is available at the Pathway website at:

http://www.sciresearchstudy.com

Additional information about the clinical trial is available at:

http://clinicaltrials.gov/ct2/show/NCT02163876?term=stem+cells+cervical+spinal+cord+injury&rank=1

About HuCNS-SC Cells

StemCells, Inc. has demonstrated human safety data from completed and ongoing clinical studies in which its proprietary HuCNS-SC cells have been transplanted directly into all three components of the central nervous system: the brain, the spinal cord and the eye. StemCells, Inc. clinicians and scientists believe that HuCNS-SC cells may have broad therapeutic application for many diseases and disorders of the CNS. Because the transplanted HuCNS-SC cells have been shown to engraft and survive long-term, there is the possibility of a durable clinical effect following a single transplantation. The HuCNS-SC platform technology is a highly purified composition of human neural stem cells (tissue-derived or “adult” stem cells). Manufactured under cGMP standards, the Company’s HuCNS-SC cells are purified, expanded in culture, cryopreserved, and then stored as banks of cells, ready to be made into individual patient doses when needed.

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its platform technology, HuCNS-SC® (purified human neural stem cells) as a potential treatment for disorders of the central nervous system (CNS). Interim data from the Company’s Phase I/II clinical trial in thoracic spinal cord injury (SCI) shows measurable gains involving multiple sensory modalities and segments, including the conversion of 2 of 7 patients enrolled in the study with complete injuries (AIS A) converting to incomplete injuries (AIS B), post-transplant. Enrollment has recently commenced in the Company’s Phase II clinical trial in cervical SCI. StemCells, Inc. has also completed enrollment and treatment in its Phase I/II clinical trial in geographic atrophy of age-related macular degeneration (GA-AMD), the most severe form of dry AMD, which is the leading cause of blindness in the elderly. Based upon interim results for subjects with twelve months data, the Company reported a 70 percent reduction in the rate of disease progression as compared to the control (untreated) eye and a 65 percent reduction in the rate of disease progression as compared to the expected natural history of the disease. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company showed preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. Further information about StemCells, Inc. is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospects associated with detecting potential clinical benefit from the use of the Company’s HuCNS-SC cells; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; and the speed of patient enrollment in the Company’s studies. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, AMD, PMD, or any other condition; uncertainties about whether preliminary data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Greg Schiffman
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Lena Evans
Russo Partners
(212) 845-4262

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